EXECUTION COPY

Share Purchase Agreement

between

Aeroflex Incorporated

and

The Sellers named herein

regarding the shares in

Gaisler Research AB

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made as of the 30th day of June, 2008 (the “Agreement”), among Aeroflex Incorporated, a Delaware corporation having its principal place of business at 35 South Service Road, PO Box 6022, Plainview, NY 11803 (the “Purchaser”), and Jiri Gaisler residing at Molinsgatan 19, 41133 Gothenburg, Sweden (“Gaisler”), Per Danielsson, residing at Första Långgatan 6, 41303 Gothenburg, Sweden (“Danielsson”) and Sandi Habinc, residing at Bassåsv’gen 24, 43655 Hovås, Sweden (“Habinc”, and together with Aktiebolaget Grundstenen 121346 changing name to Habinc Invest AB, reg.nr. 556755-0628 (“Habinc AB”) to whom Habinc conveyed his shares of Gaisler Research AB prior to the date hereof, jointly and severally, the “Habinc Group”), as the actual or putative owners of all of the issued and outstanding shares of Gaisler Research AB, reg.nr. 556660-0994, having its registered office at Gothenburg, Sweden (the “Company”). Gaisler, Danielsson and the Habinc Group (or where the context otherwise requires, Habinc) are collectively referred to herein as the “Sellers.” The Purchaser and the Sellers are sometimes referred to herein as the “Parties”, and each of the Purchaser and the Sellers, respectively, as a “Party” where the context requires.

BACKGROUND

A. The Sellers are the owners of all of the issued and outstanding shares of the Company (the “Shares”). The Company is engaged in the business of developing, designing, engineering, producing and selling and/or licensing software, programs, operational systems, processors and other electronic products for the European aerospace and other related markets (the “Business”).

B.  The Purchaser is desirous of acquiring the Shares from the Sellers and the Sellers are desirous of selling the Shares to the Purchaser upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. The following terms, as used herein, have the following meanings:

“Accounting Principles” shall mean the accounting policies, practices and methods consistent with those applied in preparation of the Financial Statements and the Balance Statement to the extent that they are consistent with applicable law and Swedish GAAP.

“Affiliate” means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

“Business Day” means any day that is not a Saturday, Sunday or a day on which the banks in New York, New York are required or permitted to be closed.

“Business Lease” means that certain lease agreement dated November 1, 2007 between the Company, as Lessee, and Elof Hansson Fastighets AB, org nr 556309-1289, as Lessor, by which the Company leased space located at Forsta Langgatan 19, 413, 27 Gothenburg, for an initial term commencing on January 1, 2008 and ending on December 31, 2008, that is automatically renewable for successive one year periods thereafter in accordance with the terms of the lease agreement or as prescribed by applicable law.

“Closing Date” shall mean such Business Day as the Parties may agree upon, but in no event later than June 30, 2008.

“Confidential Information” means information not generally available to the public, including, without limitation, all computer software and database information, financial information, customer and supplier lists, trade secrets, proprietary information, information regarding operations, systems, services, Know How, computer and any other processed or collated data, computer programs, pricing, marketing data, methods, designs, products or processes.

“Contracts” means all oral and written agreements, options, leases, licenses, orders, commitments, and other instruments of any kind.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Domain Names” shall have the meaning set forth in the definition of Intellectual Property.

“Due Diligence Information” shall mean (i) the documents and any other information made available by the Sellers for review by the Purchaser and its representatives prior to the Closing Date and described in Schedule 5.30, (ii) any information contained or referred to in this
Agreement and the Schedules hereto, and (iii) any information or documentation provided at any meetings held by Sellers with, or presentations by the Company’s management attended by, employees, consultants or other representatives of the Purchaser, but, with regard to (i), (ii) and (iii), only to the extent that such documentation and information was true, complete, accurate and otherwise not misleading.

“Earn Out Table” shall mean that table attached to this Agreement as Schedule 3.3 (b).

“EBITDA” shall mean the income or earnings generated by the Company before interest, taxes, depreciation and amortization, calculated or adjusted in a manner consistent with the Past Practice of the Purchaser, i.e., exclusive of equity based compensation charges and management fee allocations.

“EBITDA Profit Targets” shall have the meaning ascribed to it in the Earn Out Table.

“Encumbrance” means any mortgage, title defect, pledge, security interest, restriction, encumbrance or charge of any kind in respect of any asset.

“Environmental Laws” shall mean all applicable laws and regulations, statutes, directives, codes, ordinances, judgments, orders and any other measures imposed by a Governmental Authority in the country of operations of the Company concerning the pollution or the protection of the environment, human health or safety, and/or work environment and conditions in the workplace, or the generation, transportation, storage, treatment or disposal of hazardous substance.

“Escrow Account” shall mean that portion of the Initial Purchase Price Payment deposited with the Escrow Agent at the Closing, together with all accrued interest thereon, as thereafter managed, administered and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means Swedbank.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Sellers, Purchaser and the Escrow Agent.

“Fiscal Year” shall mean the yearly period ending on June 30.

“Governmental Authority” means any foreign or domestic governmental authority, court, regulatory organization or commission, administrative or other agency, or any subdivision, department or branch of any of the foregoing.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments and (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.

“Information Technology” means all computer hardware, software, networks, microprocessors, firmware and other information technology and communications equipment used in the operation of Information Technology systems of the Company.

“Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by the Company that is used or has been used in the Business, or in any Products, service, technology or process currently or formerly offered by the Company or in the Business, or currently under development by the Company for use in connection with the Business, including: (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, all rights under the Swedish Copyright Act, together with all other copyright interests accruing by reason of international copyright convention (collectively, “Copyrights”), (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (collectively, “Patents”); (iii) all domestic and foreign trademarks, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (collectively, “Trademarks”); (iv) all domain name registrations (collectively “Domain Names”); (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is protected from disclosure to the public (“Trade Secrets”) - Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing; (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable; (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Business (“Know-How”); (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (collectively, “Software”); (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“Key Employees” shall mean Gaisler, Danielsson and Habinc.

“Know-How” shall have the meaning set forth in the definition of Intellectual Property.

“Knowledge of Sellers” means the actual knowledge of any Seller as well as the actual knowledge of the collective group of Sellers, and shall be deemed to include a representation that each of such individuals has made all usual and reasonable inquiries and all inquiries that would be reasonable in light of such individual’s knowledge.

“Latest Balance Statement Date” shall mean May 31, 2008.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Losses” means all demands, claims, actions, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs and fees of attorneys and other agents incurred in investigating, preparing for and defending any thereof.

“Material Adverse Effect” means any material adverse change in the business, properties, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or its Business taken as a whole.

“Material Contracts” shall mean any Contract, agreement, obligation, commitment, promise or undertaking (whether written or oral, express or implied) that is legally binding between the Company and any other Person(s), or by which the assets and properties of the Company are bound, having a contract value of more than $50,000 or a remaining contract term of more than three (3) months or which otherwise has a material significance to the Business and/or the future business prospects of the Company, and all of which are listed on Schedule 5.18 (a).

“Net Working Capital” shall mean the amount by which the current assets exceed the current liabilities, as determined in accordance with the Accounting Principles, applied in a manner consistent with Past Practice.

“New Business Lease” shall mean the certain lease agreement dated June 16, 2008 between the Company as Lessee, and KB Inom Vallgraven 22:15, org nr 916445-7039, as Lessor, by which the Company leases space located at Kungsgatan 12, Gothenburg, for a term commencing on December 1, 2008 and ending on November 30, 2011, that is automatically renewable for successive three (3) year periods thereafter in accordance with the terms of the lease agreement or as prescribed by applicable law.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with Past Practice.

“Past Practice” shall mean with respect to the Company or the Purchaser, as the case may be, the practice and procedures utilized consistently during the three years prior to the Latest Balance Statement Date.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Person” shall mean an individual, corporation, partnership, limited liability company, association or other legal entity.

“Related Documents” shall mean the Escrow Agreement and the Sellers Employment Agreements.

“Sellers’ Allocations” shall mean Gaisler (56.65%), Danielsson (31.95%) and the Habinc Group (11.4%).

“Software” shall have the meaning set forth in the definition of Intellectual Property.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding shares having ordinary voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

“STIBOR” shall mean the Stockholm Interbank Offered Rate.

“Swedish GAAP” shall mean generally accepted accounting principles in Sweden as in effect from time to time and applied consistently throughout the periods involved.

“Taxes” shall mean all taxes, duties, charges and levies or other assessments, including, without limitation, income taxes, corporation tax, capital gain tax, transfer tax, social security fees, duties, sales tax, value added tax, withholding tax and any other taxes which may be payable to or imposed by any tax authority together with any interest, penalties or additions to such taxes.

“Tax Return” shall mean all declarations, returns, reports, forms or other information required to be filed with respect to any Tax.

“Three Year Total EBITDA Profit Target” shall have the meaning ascribed to such term in the Earn Out Table.

“Three Year Total of Earn Out Payments” shall have the meaning ascribed to such term in the Earn Out Table.

“Trade Secret” shall have the meaning set forth in the definition of Intellectual Property.

“Trademark” shall have the meaning set forth in the definition of Intellectual Property.

ARTICLE II
SALE AND PURCHASE OF SHARES

2.1 In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, the Sellers hereby agree to sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers on the Closing Date, all of the Shares free from all Encumbrances and together with all accrued benefits and rights attaching thereto, including, but not limited to, accumulated but not distributed profits.

2.2 Each of the Sellers, if applicable, hereby waives any rights of pre-emption or right of first refusal which it might have under the articles of association of the Company or conferred by any shareholders agreement.

2.3 Title of ownership to the Shares shall transfer to the Purchaser on the Closing Date.

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price. In consideration of the sale of the Shares to the Purchaser, and subject to the terms and conditions hereinafter set forth, at Closing, the Purchaser shall deliver to the Sellers the sum of Fifteen Million ($15,000,000) USD (the “Initial Purchase Price Payment”) (less Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000 USD)), which shall be delivered to, and administered by, the Escrow Agent as provided in the Escrow Agreement), by wiring to the separate accounts of each of the Sellers, pursuant to a letter of instruction signed by the Sellers and provided to the Purchaser prior to the Closing, the pro rata portion of the same to which each Seller is entitled based on Sellers’ Allocations.

3.2 Purchase Price Adjustment.

(a) A post-Closing adjustment to the Initial Purchase Price Payment shall be made as follows: (i) any decrease to the Net Working Capital (as finally determined below), and/or (ii) any decrease in the amount of cash (as finally determined below), shall be subtracted from the Initial Purchase Price Payment.

(b) Within sixty (60) days following the Closing, the Purchaser shall prepare and deliver to Sellers an unaudited balance statement of the Company as of the Closing Date immediately prior to Closing (the “Proposed Closing Balance Statement”), which shall (A) indicate the amount of cash available as of the Closing Date immediately prior to the Closing, and (B) include a statement of Net Working Capital as of the Closing Date immediately prior to Closing (the “Closing Working Capital Statement”) prepared in a manner consistent with (i) the balance statement of the Company as of May 31, 2008, attached as Exhibit A hereto (the “Balance Statement”), and (ii) the computation of the Net Working Capital as of May 31, 2008, attached as Exhibit B hereto. The Proposed Closing Balance Statement and the Closing Working Capital Statement shall be prepared in accordance with the Accounting Principles, subject to the exceptions thereto taken as provided in Schedule 3.2(b), and shall be consistent with Past Practice as employed in the preparation of the Company’s audited Financial Statements. The Proposed Closing Balance Statement shall present fairly in all material respects the financial condition of the Company as of that date.

(c) Sellers and their auditors shall have the right to examine and make copies of the work papers and other documents generated or reviewed in connection with the preparation of the Proposed Closing Balance Statement and the Closing Working Capital Statement and to access the books and records of the Company relative to the preparation of the Proposed Closing Balance Statement and the Closing Working Capital Statement (the “Post-Closing Adjustment Documents”).

(d)  (i)  Sellers shall have thirty (30) days after the receipt of the Proposed Closing Balance Statement and the Closing Working Capital Statement (the “Sellers’ Review Period”) to review the Proposed Closing Balance Statement, the Closing Working Capital Statement, and the Post Closing Adjustment Documents.

(ii)  If the Sellers dispute any item(s) on the Proposed Closing Balance Statement or the Closing Working Capital Statement, Sellers shall give the Purchaser written notice of such disagreement prior to the expiration of the Sellers’ Review Period specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “Sellers’ Notice”). The Parties shall use commercially reasonable efforts to reach agreement with respect to such disputed items within thirty (30) days following the delivery of the Sellers’ Notice, or such longer period as may be agreed upon by the Parties (the “Resolution Period”).

  (iii) If the Parties mutually agree upon the Proposed Closing Balance Statement and the Closing Working Capital Statement within the Resolution Period, such agreement shall be binding upon the Parties. Any item(s) on the Proposed Closing Balance Statement or the Closing Working Capital Statement not specifically identified in writing as a disputed item before the end of Sellers’ Review Period shall be deemed to have been accepted by Sellers and shall not be subject to any further dispute, review or change.

(e) If the Parties fail to resolve any disputes with respect to the Proposed Closing Balance Statement and/or the Closing Working Capital Statement within the Resolution Period, the dispute(s) shall be submitted for resolution within ten (10) days after the expiration of the Resolution Period to, and definitely and finally determined by, the Arbitration Institute of the Stockholm Chamber of Commerce (the “Arbitration Tribunal”) in accordance with Section 11.5 hereof. The Arbitration Tribunal’s determination of such dispute(s) shall be made in a manner consistent with the principles set forth in this Section 3.2 in a written opinion delivered not later than thirty (30) days after the submission of the same to such Arbitration Tribunal. Any such determination shall be final and binding. The Proposed Closing Balance Statement and the Closing Working Capital Statement as mutually agreed to by the Parties or otherwise finally determined in the manner provided shall be referred to, respectively, as the “Closing Balance Statement” and the “Working Capital Determination”.

(f) If (i) the amount of Net Working Capital determined pursuant to the Working Capital Determination is less than Two Million Three Hundred Thousand USD ($2,300,000) and/or (ii) the cash on the Closing Balance Statement is less than Two Million USD ($2,000,000), then the Initial Purchase Price Payment shall be reduced accordingly on a dollar for dollar basis by the aggregate amount of such deficiency. Such amount, with interest thereon calculated as indicated below (together, the “Reduction Amount”), shall be paid to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser, within five (5) business days following the date on which the Closing Balance Statement and the Working Capital Determination are finally determined (the “Determination Date”). The interest shall be calculated at an annual rate of STIBOR (30 days) plus two (2%) percent, as the same may change from time to time from the Closing Date through the payment date (the “Applicable Rate”). The Reduction Amount shall be treated for income tax purposes as an adjustment to the Initial Purchase Price Payment, and the Initial Purchase Price Payment, as adjusted, shall be referred to as the “Adjusted Initial Purchase Price Payment”.

3.3 Additional Purchase Price Payments.

(a) Subject to whatever changes or modifications to the EBITDA Profit Targets or corresponding Earn Out Payments that the Parties, in the exercise of their reasonable business judgment, agree mutually it is appropriate to make from time to time to reflect or adjust for changed circumstances, i. e., acquisitions, added product lines, etc., or otherwise, the Sellers shall be afforded the opportunity to earn and be paid additionally for their Shares as hereinafter provided for each of Fiscal Years (“FY”) 2009, 2010 and 2011, respectively, an “Earn Out Payment” based on the EBITDA of the Company for 2009 and the cumulative EBITDA for FY 2010 and FY 2011.

(b) More particularly, in accordance with the Earn Out Table attached as Schedule 3.3(b), for FY 2009, based on the Level 1 EBITDA Profit Target and the percentage of that EBITDA Profit Target achieved by the Company for that Fiscal Year (i.e. Levels 1 through 5 reflecting the percentage of the EBITDA Profit Target achieved from 100% to 80%) the Sellers will be entitled to be paid an Earn Out Payment for that Fiscal Year that corresponds on the Earn Out Table to the percentage of the EBITDA Profit Target achieved by the Company. Accordingly, if the Company were to achieve the Level 1 EBITDA Profit Target of $2,800,000 USD for FY 2009, the Sellers would be entitled to be paid the Level 1 Earn Out Payment for that Fiscal Year in the amount of $4,000,000 USD, whereas, for example, if the Company were to achieve an EBITDA of 88% of the Level 1 EBITDA Profit Target for that Fiscal Year, the Sellers would only be entitled to receive 88% of the Level 1 Earn Out Payment, or $3,520,000 USD. On the other hand, if the EBITDA of the Company for FY 2009 is less than 80% of the Level 1 EBITDA Profit Target, Sellers would not be entitled to be paid any Earn Out Payment for that Fiscal Year.

(c) In accordance with the Earn Out Table, the Earn Out Payment which the Sellers are entitled to be paid for FY 2010, if any, shall be equal to the greater of: (A) the percentage of the Level 1 Earn Out Payment on the Earn Out Table that corresponds to the percentage of the Level 1 EBITDA Profit Target actually achieved by the Company by reason of (x) its operations in FY 2010 plus (y) the amount, if any, by which the Company exceeded the Level 1 EBITDA Profit Target for 2009 (the “2009 EBITDA Excess”) or (B) provided that the EBITDA for FY 2009 was not less than the Level 5 EBITDA Profit Target for such Fiscal Year on the Earn Out Table and that the EBITDA for FY 2010 was more than the Level 1 EBITDA Profit Target for such Fiscal Year on the Earn Out Table, (x) the percentage of the cumulative Earn Out Payment on the Earn Out Table that corresponds to the percentage of the Level 1 cumulative EBITDA Profit Target actually achieved by the Company by reason of its cumulative operations in FY 2009 and FY 2010 less (y) the aggregate amount of the Earn Out Payment, if any, which the Sellers were entitled to be paid (prior to any offsets pursuant to Section 3.3(f)) for FY 2009. If the EBITDA of the Company for FY 2010 (after giving effect to the 2009 EBITDA Excess) is less than 80% of the Level 1 EBITDA Profit Target for FY 2010, Sellers would not be entitled to be paid any Earn Out Payment for that Fiscal Year.

(d) In accordance with the Earn Out Table, the Earn Out Payment which the Sellers are entitled to be paid for FY 2011, if any, shall be equal to the greater of: (A) the percentage of the Level 1 Earn Out Payment on the Earn Out Table that corresponds to the percentage of the Level 1 EBITDA Profit Target actually achieved by the Company by reason of (x) its operations in FY 2011 plus (y) the amount, if any, by which the Company exceeded the Level 1 EBITDA Profit Target for 2010 after taking into effect the 2009 EBITDA Excess, if any (the “2010 EBITDA Excess”); or (B) provided that the EBITDA for each of FY 2009 and FY 2010 (after adding the 2009 EBITDA Excess, if any) was not less than the Level 5 EBITDA Profit Target for each such Fiscal Year on the Earn Out Table and that the EBITDA for FY 2011 was more than the Level 1 EBITDA Profit Target for such Fiscal Year on the Earn Out Table, (x) the percentage of the Three Year Total of Earn Out Payments on the Earn Out Table that corresponds to the percentage of the Level 1 Three Year Total EBITDA Profit Target actually achieved by the Company by reason of its cumulative operations in FY 2009, FY 2010 and FY 2011, less (y) the aggregate amount of the Earn Out Payments, if any, which the Sellers were entitled to be paid for FY 2009 and FY 2010 (prior to any offsets pursuant to Section 3.3(f)). If the total of the EBITDA actually achieved by the Company for FY 2009, FY 2010 and FY 2011 is less than 80% of the Three Year Total EBITDA Profit Target, and the EBITDA for FY 2011 (after giving effect to the 2010 EBITDA Excess) is less than 80% of the Level 1 EBITDA Profit Target for FY 2011, the Sellers would not be entitled to be paid any Earn Out Payment for that year.

(e) In no event will the Sellers be entitled to be paid more than (i) the corresponding Level 1 Earn Out Payment on the Earn Out Table for FY 2009 or (ii) the corresponding Level 1 cumulative EBITDA Profit Target for FY 2010 or (iii) under this Section 3.3, Earn Out Payments aggregating more than $15,000,000 USD.

(f) Any Earn Out Payment that is payable pursuant to this Section 3.3 shall be paid to each of the Sellers, commensurate with the Sellers’ Allocations, within 120 days after the end of the Fiscal Year for which such Earn Out Payment is payable. The Purchaser shall issue a statement to the Sellers setting forth the calculation of the EBITDA for that Fiscal Year and the amount of the Earn Out Payment, if any, to which the Sellers are entitled in accordance with the provisions of this Section 3.3 (the “Earn Out Payment Statement”). Notwithstanding anything herein to the contrary, any Earn Out Payment to be paid by the Purchaser hereunder shall in all events be subject to an offset for any outstanding claims for indemnification by the Purchaser pursuant to Article IX.

(g) Absent manifest error, the determination of the Earn Out Payment for any Fiscal Year shall be final, conclusive and binding on the Parties unless within thirty (30) days after the receipt of the Earn Out Payment Statement, the Sellers shall notify the Purchaser in writing of any disagreement therewith, specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “Earn Out Dispute Notice”). The Parties shall use commercially reasonable efforts to reach agreement with respect to such disputed items within thirty (30) days following the delivery of the Earn Out Dispute Notice, or such longer period as may be agreed upon by the Parties (the “Earn Out Resolution Period”).

(h)  If the Parties fail to resolve any disputes with respect to the Earn Out Payment as identified in the Earn Out Dispute Notice within the Earn Out Resolution Period, the dispute(s) shall be submitted for resolution within ten (10) days after the expiration of the Earn Out Resolution Period to, and finally determined by, the Arbitration Tribunal in accordance with Section 11.5 hereof. The Arbitration Tribunal’s determination of such dispute(s) shall be made in a manner consistent with the principles set forth in this Section 3.3 in a written opinion delivered not later than thirty (30) days after submission to such Arbitration Tribunal. Any such determination shall be final, conclusive and binding on the Parties.

ARTICLE IV
THE CLOSING

4.1. Place and Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place on the Closing Date at the offices of Mannheimer Swartling Advokatbyrå AB, Gothenburg, Sweden (or at such other place or manner as the Parties may agree upon in writing) concurrently with the execution of this Agreement.

4.2 Documents to be Delivered and Actions to be Performed by the Sellers.

At the Closing, the Sellers shall execute and deliver or cause the Company to execute and deliver to the Purchaser the following:

(i) duly issued certificates representing all of the Shares duly endorsed to the Purchaser together with any and all dividend coupons;

(ii) the entry of the Purchaser as a shareholder of the Shares into the shareholders’ register of the Company by the board of directors of the Company;

(iii) Employment Agreements (or amendments to the existing Employment Agreements) between Gaisler and the Company, Danielsson and the Company and Habinc and the Company, each effective as of the Closing Date (the “Sellers Employment Agreements”);

(iv) the Escrow Agreement, dated effectively as of the Closing Date, among the Escrow Agent, Purchaser and the Sellers;

(v) waivers in relation to any and all preemption rights the Sellers may have as to purchase of the Shares prescribed in the articles of association of the Company or otherwise.

(vi) written resignations, effective as of the Closing Date, of such board members and/or auditors of the Company as the Purchaser may request prior to the Closing Date, and powers of attorney empowering the new board members to represent the Company for the period until such rights have been duly registered;

(vii) a certificate dated the Closing Date executed by the Sellers confirming that, individually and collectively, they have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(viii) all consents required under any of the Scheduled Contracts as a result of the transactions contemplated herein;

(ix) confirmations from each of the Sellers and, by way of an amendment to the employment agreements of each of the Company’s employees, confirmations from each of such employees, that for good and valuable consideration and compensation, each of them do not now have or otherwise have waived or effectively transferred to the Company any and all rights (including moral rights) each of them has or may have in or pertaining to the Intellectual Property currently or formerly used in the Business, including, but not limited to, used in or relating to the Company’s products.

(x) such other documents and instruments as may be reasonably requested by the Purchaser to vest in Purchaser title to the Shares and place Purchaser in possession and control of the Company and its assets.

4.3 Documents to be Delivered and Actions to be Performed by the Purchaser.

At the Closing, the Purchaser shall execute and deliver to the Sellers the following:

(i) a copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

(ii) the Escrow Agreement;

(iii) the Sellers Employment Agreements;

(iv) payment of the Initial Purchase Price Payment pursuant to Section 3.1; and

(v) the Purchaser shall hold an extraordinary general shareholders meeting immediately following the Closing in order to appoint new members of the board of directors and auditors, if applicable, and shall make the required filings with the Swedish Company Registration Office accordingly.

4.4 Chronology of Closing Events. All of the above actions shall be deemed to have occurred simultaneously and the Closing shall not be deemed to have occurred until all such actions have been finalized.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers jointly and severally represent and warrant to the Purchaser as of the Closing Date, unless otherwise indicated, as follows:

5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has all corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as now being conducted. The Company is duly qualified or licensed and in good standing in each country or jurisdiction where the activities conducted by it or the property or assets it owns, leases or operates, makes such qualification or licensing necessary.

5.2. Authorization of Agreements. The Sellers have the legal capacity and authority to execute and enter into this Agreement and the Related Documents and to perform their respective obligations. This Agreement and each of the Related Documents, respectively, (i) have been duly executed and delivered by the Sellers and (ii) constitute binding obligations of the Sellers enforceable against them in accordance with their respective terms.

5.3. Subsidiaries. The Company has no Subsidiaries. The Company owns no interest, directly or indirectly, and has no commitment to purchase any interest, direct or indirect, in any other company or association.

5.4. The Shares. The Shares constitute all of the issued capital stock of the Company. There are no other equity interests in the Company. There has not been any change in the share capital of the Company since the Latest Balance Statement Date. All of the outstanding shares of the Company have been duly authorized and are validly issued, fully paid and are owned by the Sellers. The Sellers have and on the Closing Date will convey to the Purchaser, valid title to the Shares, free and clear of any Encumbrances. There are no rights, subscriptions, options or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the any of the Sellers, the Company or any other Person, any shares, or other securities of any kind convertible into shares or any other equity interest in the Company. There is no agreement or arrangement of any kind authorized or outstanding which restricts limits or otherwise affects the ability to transfer or the right to vote any of the Shares. True and complete copies of the registration certificate, articles of association and share register of the Company are attached as Schedule 5.4.

5.5 No Conflicts. The execution by the Sellers of this Agreement, the Related Documents or any other documents in connection with it, and the performance by the Sellers of its obligations under this Agreement and the consummation of the transaction contemplated by this Agreement, do not and will not result in the breach of any term or provision of, constitute a default or result in the imposition of any financial penalties or other sanctions, under any applicable law, order, judgment, mortgage or any other agreement, to which any of the Sellers or the Company is a party or by which the Sellers or the Company or any of the Company’s assets is bound.

5.6 Financial Statements.

(a) Attached hereto as Schedule 5.6(a) are copies of (i) the Balance Statement and (ii) the audited balance statement and income statements for the Company for the years ended June 30, 2005, June 30, 2006, and June 30, 2007, which have been provided to Purchaser (together with the Balance Statement, the “Financial Statements”).

(b) The Financial Statements (i) are complete, true and correct in all material respects; (ii) present fairly the financial position and results of operations of the Company as of the dates thereof and for the periods then ended; and (iii) have been prepared or derived from the financial books and records of the Company, and, except where specifically indicated, have been prepared in accordance with the Accounting Principles applied on a basis consistent with Past Practice.

(c) Other than to the extent disclosed or reserved for in the Balance Statement, or otherwise disclosed in the Schedules to this Agreement, the Company has no Liabilities, commitments or obligations whatsoever except Liabilities, commitments and obligations incurred in the Ordinary Course of Business since the Latest Balance Statement Date which do not exceed, in the aggregate, $50,000.

(d) The books of account and other financial records of the Company are complete and accurate in all material respects and have been properly maintained in all material respects in accordance with applicable law.

5.7 Taxes.

(a) True and correct copies of the Company’s Tax Returns for the income tax years 2005 through 2007 have been delivered to, or made available for inspection by, the Purchaser. All Tax Returns of the Company have been timely filed, and each such Tax Return is true, correct and complete in all material respects.

(b) All Liabilities of the Company to any jurisdiction for Taxes, fees or assessments payable to a Governmental Authority, including interest thereon and penalties with respect thereto and Taxes payable thereunder under applicable laws and regulations, have been timely paid by the Company or are accrued and provided for in accordance with the Accounting Principles in the Financial Statements for the period ended May 31, 2008. The Company has timely paid all Taxes due during the period from the Latest Balance Statement Date through the Closing Date.

(c) The Tax Returns of the Company have not been audited by any Governmental Authority during the past three years. No Governmental Authority has proposed any additional Taxes with respect to the Company or for which the Company may be liable or with respect to the Business. There are no pending or, to the Knowledge of the Sellers, threatened, claims or assessment for Taxes, examinations or audits with respect to Taxes by any Governmental Authority.

(d) The Company has not granted any waivers of any statutes of limitation with respect to any Taxes for any Fiscal Year. The Company has not requested any extension of time within which to file any currently unfiled Tax Returns or declarations.

(e) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the properties or assets of the Company.

(f) The Company is not liable for Taxes of any other Person and is neither currently under any contractual obligation nor a party to any tax sharing agreement or other agreement providing for payments by the Company with respect to Taxes.

(g) The Company, as of the Closing Date, has not agreed, and will not, to the Knowledge of the Sellers, be required, as a result of a change in method of accounting or otherwise, to include under applicable laws or regulations any adjustment in taxable income for any period after the Closing Date.

(h) To the Knowledge of Sellers, Schedule 5.7(h) lists all of the jurisdictions where the Company has been required to file Tax Returns, and for the past three years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not currently file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(i) The Company has collected and withheld on a timely basis all Taxes, social security fees and other like costs which the Company has been required to collect and withhold with respect to the Company and the employees of the Company under applicable laws and regulations and there is no dispute or any issue with regard to any of the foregoing. All Tax Returns and declarations, as required by applicable laws and regulations, have been filed by the Company for all periods for which returns were due with respect to employee Tax withholding and social security fees and charges, and all amounts shown thereon to be due and payable have been paid, together with any interest and penalties that are due as a result of the Company’s failure to file such returns when due, and pay, when due, the amounts shown thereon to be due.

(j) The Company has not been involved in any transaction which was intended to evade Taxes or could reasonably be considered to be Tax evasion under applicable laws.

5.8. Litigation. Except for normal debt collecting procedures, the Company is not a party to or otherwise engaged in any material litigation or arbitration, administrative or other legal proceedings or investigations and, to the Sellers’ Knowledge, no such material litigation, arbitration, administrative or other legal proceedings or investigations are pending or threatened against the Company and, to the Sellers’ Knowledge, there are no such material suits or proceedings pending or threatened by the Company against any other Person. For the purpose of this Section 5.8 “material” shall mean a disputed amount in excess of SEK 200,000 or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.9 Compliance with applicable laws and regulations.

(a) The Company holds all permits, licenses, orders and authorizations of all Governmental Authorities necessary for the lawful conduct of the Business in the same manner and extent to which it is currently conducted. Within the last three (3) years, the Company has not been charged with, or received notice of, any material violation of any applicable laws or regulations, nor, to the Knowledge of the Sellers, is there any threatened claim of such violation or any basis therefore. Within the last three (3) years, the Company has conducted the Business in compliance in all material respects with applicable laws and regulations.

(b) The Company does not now, and has not during the past three (3) years, manufactured, supplied or exported “military equipment” as that term is defined under the Swedish Military Equipment Act and the Swedish Military Equipment Ordinance. Except as set forth on Schedule 5.9(b), the Company does not now, and has not during the past three years, manufactured, supplied or exported any “dual use” items as that term is defined or understood pursuant to the Council Regulation (EC) No. 1334/2000, as supplemented by the Swedish Act on the Control of Dual Use Items and Technical Assistance. The Company has complied in all material respects during the past three (3) years with all applicable law and regulations governing or regulating the manufacture, sale, distribution and export of the Company’s products, and the Company has not received notice of any violation (or any investigation or proceeding involving an allegation of violation) of such laws or regulations by any Governmental Authority. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably be deemed to constitute such a violation or which would require the Company to make a voluntary disclosure to any Governmental Authority regarding any past or current violation of such laws and regulations.

5.10  Employees and Pension Matters.

(a) There are no pending or, to the Knowledge of the Sellers, threatened, charges or complaints before any Governmental Authority relating to a violation of applicable laws or regulation by the Company regarding employment and terms and conditions of employment with respect to any of the Company’s employees, nor to the Knowledge of the Sellers, is there any basis for any such charges or complaints. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to the Company’s employees. To the Knowledge of the Sellers, no activities or proceedings of any labor union to organize any of the Company’s employees have occurred or are occurring.

(b) No Key Employee or group of employees of the Company (A) has given written notice of resignation within 12 months after the Closing Date or, to the Knowledge of the Sellers, is intending to do so; or (B) would become entitled to any rights as a result of the Company entering into or the consummation of any of the transactions contemplated by this Agreement.

(c) There are no outstanding orders or charges against the Company under any applicable laws and regulations and, to the Knowledge of the Sellers, none has been threatened. All material assessments and penalties made against the Company pursuant to any applicable laws and regulations as of the date hereof have been paid by the Company.

(d)  All employees of the Company have been and are employed on terms and conditions which in all material respects are consistent with normal practices. Schedule 5.10(d) lists all of the citizenships of each of the employees employed by the Company.

(e)  To the extent required by applicable law and regulations and the Accounting Principles, full provisions have been made in the Financial Statements for the pension undertakings to be paid to current or former directors and employees of the Company. Except for a pension payment made to Habinc by the Company, there have been no pension payments, undertakings, or reservations in favor of any of its employees, and, under applicable law, none have been required.

(f)  Each employee of the Company is employed pursuant to an employment agreement, true, complete and correct copies of which, including all amendments to date, have been provided to the Purchaser. Except for the Sellers Employment Agreements to be entered into effectively as of the Closing Date, the Company has not at any time otherwise promised or represented to any of the current or former directors, employees, consultants, agents or representatives of the Company that any of such Persons will be employed or engaged by or receive any particular benefits from (i) the Company or (ii) the Purchaser or any of its Affiliates, in each case that will become or remain effective on or after the Closing Date. To the Knowledge of the Sellers, no Key Employee and no group of employees of the Company has any plan to terminate or modify their employment at the Company after the Closing Date.

(g) Schedule 5.10 (g) sets forth a true, complete and correct list of all independent contractors and consultants of the Company as of the Closing Date.

(h) Except as set forth on Schedule 5.10 (h), to the extent required by applicable law or otherwise, all payments and other obligations to individuals who are or have been directors, employees, independent contractors, consultants, agents or representatives of the Company for compensations or benefits of any kind have been fulfilled, and all contributions required to be made in connection with any medical insurance or pension plans, have been paid, in the Ordinary Course of Business, through the Closing Date.

(i) Schedule 5.10 (i) sets forth a true, complete and correct list of all outstanding loans to the Sellers or any current or former employees of the Company as well as all dividends paid by the Company to the Sellers and any other shareholder of the Company for the three year period prior to the Balance Statement.

(j) Each and every benefit plan or similar that the Company has established, maintains or otherwise contributes to in which its current and former directors and employees participate is fully and accurately described in detail on Schedule 5.10(j) (the “Company Benefit Plans”). The Company does not have any policies or benefit plans for its current and former directors and employees other than the Company Benefit Plans.

(k) Each of the Company Benefit Plans complies with applicable laws, and for the past three (3) years the Company has materially complied, and is in material compliance currently, with all of the requirements of each of such Company Benefit Plans and there are no actions pending or, to the Knowledge of the Sellers, threatened, against the Company in connection with, or against, the Company Benefit Plans.

(l) N-either the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) any payment or other consideration of what ever kind becoming due to any former or current director or employee of the Company; (b) any increase in the amount of compensation, benefits or fees payable to any such individual; (c) the acceleration or creation of any other additional rights under any of the Company Benefit Plans.

5.11. No Adverse Changes. Since the Latest Balance Statement Date (i) the Business has been conducted only in the Ordinary Course of Business; (ii) there has been no change in the condition, assets, liabilities, operations or prospects of the Company other than changes in the Ordinary Course of Business; and (iii) there has been no damage, loss or other occurrence or development, which, either singly or in the aggregate, has had a Material Adverse Effect, and, to the Knowledge of the Sellers, there is no threatened occurrence or development which could reasonably have a Material Adverse Effect.

5.12. Conduct of Business. Since the Latest Balance Statement Date, except as set forth on Schedule 5.12, the Company has not: (i) created or incurred any Liability outside of the Ordinary Course of Business; (ii) mortgaged or pledged or subjected to any Encumbrances any of its properties or assets; (iii) discharged or satisfied any Encumbrance or paid any obligation or Liability other than current Liabilities shown on the Balance Statement that were paid in the Ordinary Course of Business, and Taxes and current Liabilities incurred since the Latest Balance Statement Date in the Ordinary Course of Business or under Contracts entered into in the Ordinary Course of Business; (iv) waived or released any claims or rights of material value under, or terminated or materially modified, any Material Contract; (v) entered into any settlement of any kind with respect to any claim, proceeding or investigation; (vi) sold, transferred, leased or otherwise disposed of any of its assets, or canceled any debts or claims except, in each case, for fair consideration in the Ordinary Course of Business; (vii) declared or paid any dividends, or made any other distribution, or directly or indirectly, purchased, or otherwise acquired any shares, or paid any amount or transferred any asset to any of the Sellers; (viii) made or become a party to any Contract or renewed, amended, modified or terminated any Contract which individually involved an amount in excess of $10,000 (or in the aggregate an amount in excess of $50,000, but excluding therefrom the amount of Material Contracts entered into in the Ordinary Course of Business); (ix) except as otherwise required by applicable laws or regulation, agreed to pay or paid, or entered into or modified any Contract requiring it to pay, other than pursuant to an existing written agreement, any bonus, extra compensation, pension or severance pay to any of its employees, or increased or altered the form of compensation of whatever kind, from that being paid during the calendar year ended December 31, 2007 to any of its directors or employees; (x) increased the compensation, fees or other remuneration payable or to become payable to any of its independent contractors, consultants or agents; (xi) issued or sold any shares or securities convertible into shares; (xii) announced or effected any material change of any of its products or services; (xiii) made deliveries or provided performance of services in connection with its backlog of orders other than in the Ordinary Course of Business; (xiv) made or effected any material change in the Company’s practice of pricing or invoicing customers and collecting receivables; (xv) materially changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; (xvi) took or failed to take any action that could reasonably be expected to have a Material Adverse Effect except as may have been warranted in the Ordinary Course of Business; (xvii) incurred any Indebtedness for money borrowed; (xviii) entered into any Contract or commitment to do any of the foregoing; or (xix) entered into any other transaction or taken any other action not in the Ordinary Course of Business.

5.13. Title to and Condition of Assets. The Company has good, valid and marketable title to all of the material assets owned by it and valid leasehold interests in all of the assets and all of the property leased by it, free and clear of all Encumbrances. None of the Company’s assets is subject to any sublease, sublicense or other agreement granting any other Person any right to the use such assets. Other than those of the Company’s assets which are leased or licensed as set forth on Schedule 5.13, there are no assets used by the Company which are owned by any third party. All of the assets, properties and specialized operating systems owned, leased or licensed by the Company (i) are sufficient and adequate to carry on the Business as conducted prior to the Closing Date, including the performance of all of the Material Contracts in effect on the Closing Date, (ii) have been maintained in accordance with applicable industry standards or as otherwise required by any lease of other agreement and currently are in a good operating condition as required for the operation and use thereof in the Ordinary Course of the Business; and (iii) to the knowledge of the Sellers, comply in all material respects with applicable laws and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property.

5.14 . Real Property.

(a) The Company currently does not own any real property. As set forth on Schedule 5.14(a), the premises used currently by the Company for the operation of the Business (the “Business Premises”) are leased by the Company pursuant to the Business Lease. The Company has recently entered into the New Business Lease for other Business Premises as set forth on Schedule 5.14(a). Under the Business Lease until 31 December 2008, and, as of 1 December 2008, the New Business Lease, the Business Premises are and will be the only premises leased by the Company.

(b) The Sellers have delivered to Purchaser true, correct and complete copies of the Business Lease and the New Business Lease.

(i) the Business Lease and the New Business Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(ii) all of the terms and conditions of the Business Lease have been observed or performed in all material respects and, to the Knowledge of the Sellers, no party to any such lease is in breach or default, and to the Knowledge of the Sellers, no event has occurred which would constitute a breach or default or permit termination or modification hereunder;

(iii) the Company has maintained and operated the Business Premises in all material respects in accordance with applicable laws and regulations and the terms of the Business Lease and has all material approvals of Governmental Authorities that are required; and

(iv) all improvements or alterations on the Business Premises have been made in accordance with the terms of the Business Lease and applicable laws and regulations and there is no obligation on the part of the Company to remove any of such alterations or improvements at the conclusion of the term of the Business Lease or otherwise.

(c) The Business Premises is occupied solely by the Company and is being used exclusively for, and in connection with, the Business.

(d) Upon the termination of the Business Lease on 31 December 2008, the Company will have no further Liabilities thereunder.

5.15. Environmental Compliance.

(a) To the Sellers’ Knowledge, the Company has obtained or, to the extent not yet obtained, filed applications for all permits necessary to be obtained from or filed with the Governmental Authorities under applicable laws relating to the Business. The Company has not been informed by any Governmental Authority that any such permits may be revoked or otherwise changed in a way adversely affecting the Company.

(b) The Company is not subject of any litigation or proceedings in any form involving a demand for damages, penalties, removal, remediation or other liability with respect to violation of any applicable Environmental Laws and, to the Seller’s Knowledge, no such litigation or proceedings may be expected.

(c) To the Sellers’ Knowledge, the Business has not resulted in any unlawful emission of any hazardous substance capable of causing harm to any living organism or capable of damaging the environment in contravention of any Environmental Laws.

5.16. Intellectual Property and Information Technology.

Intellectual Property:

(a) Schedule 5.16(a) lists all of the following Intellectual Property (and the expiration dates thereof) owned by the Company: (i) all issued Patents, if any, and all pending applications for Patents; (ii) all registered Trademarks, if any, and all pending applications for Trademarks; and (iii) all registered Domain Names, if any. Except for the foregoing and other Intellectual Property identified on Schedule 5.16(a), the Company does not own any other Intellectual Property.

(b) Other than Material Contracts and Government Contracts entered into in the Ordinary Course of Business, Schedule 5.16(b) lists all licenses, sublicenses or agreements involving the Intellectual Property which are material to the Company’s business, including (i) licenses by the Company to any Person of any Intellectual Property other than licenses granted to customers in the Ordinary Course of Business, and (ii) all licenses by any other Person to the Company of any Intellectual Property which are necessary for the conduct of the Business (each, a “License”). Each License identified on Schedule 5.16(b) is a valid and binding agreement, in full force and effect and enforceable in accordance with its terms. With respect to each License, there is no default (or event that would constitute a default) by the Company, or, to the Knowledge of the Sellers, any other party thereto. There are no pending, or, to the Knowledge of the Sellers, threatened claims with respect to any License. True and complete copies of all Licenses have been made available to Purchaser.

(c) The Company has good and valid title and full and unrestricted ownership rights to, or possesses by a written License or otherwise, the right and entitlement to lawfully use, exploit, sublicense and make changes to all Intellectual Property necessary for the conduct of the Business, as it is currently conducted, including, but not limited to, those Intellectual Property rights pertaining to the Company’s products. Except for (i) Intellectual Property owned by third parties and (ii) licenses granted to customers in the Ordinary Course of Business, to the Knowledge of the Sellers, no Person other than the Company has any right or interest of any kind in the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. The Company owns all Intellectual Property created by its current or former employees, including the Sellers, and/or any monies payable or other consideration due to any such employees or the Sellers for the creation by such employees or the Sellers. There is no money payable or other consideration due to any employee (or any of the Sellers) pursuant to applicable laws or regulations or otherwise, for the creation by such employee of any Intellectual Property. All independent contractors of the Company who have created Intellectual Property for the Company have executed an agreement under which all rights, title, interest and ownership in and to such Intellectual Property have been assigned to the Company. To the extent necessary under applicable laws and regulations, each of the consultants to, and each of the employees of, the Company, including the Sellers, who contributed to the design or development of the Intellectual Property has fully and finally (without any compensation remaining to be paid) assigned all rights to such Intellectual Property to the Company, and the Company has made all such agreements available to the Purchaser.

(d) The Company has not received written notice that it has, or, to the Knowledge of the Sellers, has the Company infringed upon or misused any intellectual property or proprietary information of another Person. There are no pending or, to the Knowledge of the Sellers, threatened claims or proceedings challenging the Intellectual Property, or the Company’s use of the Intellectual Property owned by another Person. To the Knowledge of the Sellers, no Person is infringing upon or otherwise violating the Company’s rights in and to the Intellectual Property.

(e) Schedule 5.16(e) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Company’s products or in websites of the Company, or used in the delivery of services or otherwise by the Company. The Company owns and has unrestricted ownership rights to, or has, by valid licenses, the right and entitlement to lawfully use, exploit, sublicense and make changes to, all Software identified on Schedule 5.16(e). No open source or GNU General Public License software is, in whole or in part, embodied or incorporated in the Software. The Company has not incorporated any Intellectual Property owned by another Person into the Company’s Software. The Company employs reasonable measures to ensure that the Company’s Software contain no “viruses” which, for the purposes of this Agreement, means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any Software or hardware, but does not include any of the Company’s intended features which limit a customer’s use of Software to the scope of the customer’s license.

(f) The Company has taken reasonable measures under applicable laws and regulations or otherwise to protect the proprietary nature of, and all of its vested rights in and to, the Intellectual Property as the same may be incorporated in its products and systems and otherwise, and to maintain in confidence all Trade Secrets and other confidential Intellectual Property and information owned or used by the Company in connection with the Business. To the Knowledge of the Sellers, no material Trade Secret or other material confidential Intellectual Property or information of the Company owned or used in connection with the Business has been disclosed to any third party, other than pursuant to a confidentiality agreement or other conditional obligation intended to protect the Company’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property.

(g) (i) Any registered Trademarks, and pending applications for Trademarks, are currently in compliance with all applicable laws and regulations; (ii) No Trademark has been or is now involved in any opposition, infringement, unfair competition or cancellation proceeding and, to the Knowledge of the Sellers, no such action is threatened with respect to any of the Trademarks; (iii) No Trademark is alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of the Sellers, no Trademark is infringed; and (iv) Each of the Company’s products displaying a Trademark which has been registered with the appropriate Governmental Authority bears the proper registration notice.

(h) The Intellectual Property is free and clear of any and all Encumbrances.

(i) The Company uses reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure or use. To the Knowledge of the Sellers, there has been no breach of security involving any websites or information assets of the Company. All data which has been collected, stored, maintained or otherwise used by the Company has been done so in accordance with applicable laws and regulations. The Company has not been notified of noncompliance with applicable laws or any pertinent guidelines or industry standards pertaining to information security.

(j)  Schedule 5.16 (j) is a complete and accurate list of each and every license agreement that the Company has entered into since its inception in 2004 for or in connection with its IP core library, and otherwise provides, truly and accurately, the following information with regard to each such license listed: (i) the name of the licensee; (ii) the specific type of IP covered by the license; (iii) the date of the license agreement; (iv) the specific type of integrated circuit or device into which the IP can be instantiated under the license; (v) whether or not there has been a buyout of the royalty fee obligation and, if not, the license fee paid and royalty fees payable under the license; (vi) the format of the IP provided; and (vii) such other pertinent information regarding the terms of the license as would be relevant for the Purchaser to consider in evaluating the Company’s outstanding license agreements in connection with the acquisition of the Sellers’ stock pursuant to the terms of this Agreement.

Information Technology:

(k) All Information Technology used by the Company in the conduct of the Business and all material agreements or arrangements relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the Information Technology are described on Schedule 5.16(k).

(l) The Company owns and has unrestricted ownership rights to, or otherwise, by valid lease or license, has the lawful right to use, all Information Technology currently used by the Company or required by it to conduct the Business in the Ordinary Course and fulfill the Material Contracts, and the Company has access to all of the source codes for all of such Information Technology owned by it.

(m) The Information Technology owned or used by the Company in the conduct of the Business has the capacity and performance capability to fulfill the requirements of the Business as conducted currently.

(n) None of the records, systems, controls, and/or data used by the Company to conduct the Business is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means whatsoever which are not under the exclusive ownership and control of the Company.

General:

(o) The consummation of the transactions contemplated by this Agreement and the change in control of the Company engendered thereby will not, by virtue of any contractual right or other contractual term or condition or otherwise under applicable law, result in the diminution, license, transfer, renegotiation, termination or forfeiture of the Company’s rights, title or interest in and to any of the Intellectual Property or the Information Technology currently used by the Company in the conduct of the Business.

5.17. Brokers. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.18. Material Contracts.

(a) Schedule 5.18(a) lists all Material Contracts of the Company. A true, correct and complete copy of each such written Material Contract (or written summary of oral Material Contracts) has been made available to Purchaser. To the Knowledge of the Sellers, all of such Material Contracts are fully performable by the Company in accordance with their terms.

(b) Except for the Material Contracts disclosed on Schedule 5.18(a), the Government Contracts listed on Schedule 5.19(a), the Licenses, leases and other Contracts identified in this Agreement and the Schedules hereto, there are no Contracts or other agreements that are material to or for the Company, the Business or the Company’s assets other than those disclosed on Schedule 5.18(b).

(c) Except as specifically set forth with regard to the Material Contracts listed on Schedule 5.18(a) and those other Contracts and agreements listed on Schedule 5.18(b) (collectively with the Material Contracts, the “Scheduled Contracts”), the sale of the Shares to the Purchaser and the consummation of the other transactions contemplated by this Agreement will not violate, or constitute grounds for, the modification, renegotiation or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or the default of any security interests thereunder.

(d) To the Knowledge of the Sellers, all Scheduled Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms. There is not, under any Scheduled Contract, any existing default or breach by the Company, or, to the Knowledge of the Sellers, by any other Person, or any event, condition or act (including the consummation of the transactions contemplated by this Agreement and the change in control of the Company engendered thereby) which (i) would constitute a default under, or a breach of, any provision of any Scheduled Contract or (ii) would allow for the termination of any Scheduled Contract, or permit the acceleration of any obligation of any party to any Scheduled Contract or the creation of an Encumbrance upon any of the Company’s assets. The Company has not assigned or otherwise transferred any of its rights or obligations with respect to any Scheduled Contract except in the Ordinary Course of Business. No party thereto has notified the Company of its intention to terminate or cancel any Scheduled Contract.

5.19. Government Contracts.

(a) Schedule 5.19(a) sets forth a complete and accurate list of the Government Contracts, true, complete and correct copies of which have been made available to the Purchaser. “Government Contracts” shall mean all current Contracts, having a valuation of $50,000 or more (i) between the Company and any Governmental Authority; and (ii) between the Company and an entity which is a party to a Contract or other agreement with a Governmental Authority.

(b) The Company is not a party to any current material dispute relating to a Government Contract. The Company has not received notice that the Company has breached or violated any applicable laws, certification, clearance, authorization, representation, provision or requirement with respect to any Government Contract. There are no current or, to the Knowledge of the Sellers, threatened actions against the Company arising out of or relating to any Government Contract. The Company has not received any notice of any kind or a stop work order with respect to any Government Contract.

(c) No Governmental Authority or any other Person has notified the Company that any of the Company’s directors, agents or employees have breached or violated any applicable laws, certification, clearance, authorization, representation, provision or requirement relating to any Government Contract.

(d) With respect to each Government Contract, the Company has not been challenged by the Governmental Authority as to any cost incurred by the Company or has any cost incurred by the Company been disallowed by the Governmental Authority. No payment due to the Company relating to any Government Contract has been withheld or set off, nor has any claim been made by the Governmental Authority to withhold or set off money due to the Company under a Government Contract.

(e) The Company has complied in all material respects with the terms and conditions of each Government Contract, including all provisions and requirements incorporated expressly, by reference or by law. The Company has, with respect to all Government Contracts, (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such contract; and (y) submitted certifications and representations with respect to each such contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by applicable laws and regulations or the particular contract.

(f) The Company has not been notified of any warranty claims relating to any Government Contract other than in the Ordinary Course of Business.

(g)  The Company has not received notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Government Contract and the Company has not received any written notice that monies due under any Government Contract are or may be subject to withholding or set off.

(h) During the past three (3) years, the Company has not been or is not now being audited or investigated by any Governmental Authority in respect of any Government Contract for any reason.

(i) To the Knowledge of the Sellers, neither the Company nor any of its directors or employees, has knowingly or recklessly provided materially false or misleading information with respect to the Company, or with respect to any of any of its directors, shareholders or employees, in connection with the procurement of, performance under, or renewal of, any Government Contract or security clearance.

(j) No Government Contract has been totally or partially terminated for default or for the convenience of any Governmental Authority.

(k) During the past three (3) years, the Company has not been suspended from doing business with any Governmental Authority, nor has any such suspension been threatened or commenced. The Sellers are not aware of any circumstances that could reasonably constitute the basis for such suspension.

(l) To the Knowledge of the Sellers, no director, employee, agent, consultant or representative of the Company is in receipt or possession of any competitor’s or Governmental Authority’s confidential or proprietary information under circumstances where the Company would have reason to believe that such receipt or possession is unlawful or unauthorized.

(m)  There is not, under any Government Contract, any existing default or breach by the Company, or any event, condition or act (including the consummation of the transactions contemplated by this Agreement and the change in control of the Company engendered thereby) which (i) would constitute a default under, or a breach of, any provision of such Government Contract or (ii) would permit the acceleration of the obligations of the Company, the creation of an Encumbrance upon any of the Company’s assets, or the suspension or termination of the whole or a portion of the Government Contract by the Governmental Authority.

(n) To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement, including the change of control engendered thereby, will not have a Material Adverse Effect on the Company’s ability to procure new Government Contracts.

5.20. Inventory. All material inventories that are reflected in the books of the Company are in good and merchantable condition in all material respects and are suitable and usable in the Ordinary Course of the Business for the purposes for which they are intended.

5.21. Accounts and Notes Receivable/Payable. All receivables reflected in the Financial Statements or arising from the date thereof until the Closing Date have been or will have been, generated by the Company in the Ordinary Course of Business consistent with Past Practice, and reflect or, on the Closing Date, will reflect, a bona fide obligation for the payment of goods or services provided by the Company.

5.22. Insurance. Immediately prior to the Closing, the assets, properties and operations of the Company were insured under various policies of insurance. The Sellers have delivered or otherwise made available to Purchaser previously complete and correct copies of such insurance policies. All such policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default or event which would constitute a material default, by any insured hereunder. To the Knowledge of the Sellers, there currently is no basis for an insurance claim by the Company under any of such policies.

5.23. Product Warranties, Defects and Liabilities. There exists no pending or, to the Knowledge of the Sellers, threatened, action or investigation by any Governmental Authority, relating to any product developed, designed, distributed, sold or licensed by the Company and alleged to have been defective or produced in breach of any express or implied product warranty, and, to the Knowledge of the Sellers, there exists no latent defect in the design or manufacture of any of the products of the Business. There exists no pending or, to the Knowledge of the Sellers, threatened, product liability or warranty claims against the Company, except to the extent reserved for specifically on the Balance Statement, and to the Knowledge of the Sellers, there is no reasonable basis for any such inquiry, action, proceeding, investigation or claim. Except as set forth in Schedule 5.23, with regard to the Company’s IP Cores, operational systems and miscellaneous Software, there are no express product or service warranties relating to the Company’s products or services.

5.24. Affiliate Transactions. Except for the Sellers’ Employment Agreements, the Company is not a party to, or bound by, any Contract with any Affiliate, including the Sellers, other than on arms-length terms which are no less favorable to the Company than those which could be obtained with a third party which is not an Affiliate. No Affiliate of the Company owns or otherwise has any rights to or interests in any of the Company’s properties and assets, including, without limitation, the Intellectual Property.

5.25. Customers and Suppliers. Except as described in Schedule 5.25, there are no Contracts to which the Company is a party under the terms of which (i) the Company is obligated to purchase any product or services from, or sell any product or services to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers; or (ii) any other Person is similarly obligated to the Company.

5.26. Illegal Payments. Neither the Company nor any of its directors, or to the Knowledge of the Sellers, any of the Company’s employees or agents has (a) directly or indirectly given or agreed to give any illegal gift, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal benefit, or reimbursed any illegal political benefit made by any other Person, to any candidate for public office (i) which violates any applicable laws, or reasonably could be expected to subject the Purchaser to any Losses or penalties for any reasons, or (ii) the non-continuation of which has had or might have a Material Adverse Effect (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

5.27. Company Documents and Financial Records. The shareholder register, minutes from the shareholders’ meetings and board meetings of the Company and all financial records of the Company are complete and correct in all material respects and have been maintained by the Company in accordance with sound business practices, applicable laws and the Accounting Principles and requirements, and no notice has been received or allegation made that the shareholder register, minutes from the shareholders’ meetings and board meetings of the Company or financial records are incorrect or should be rectified.

5.28. Backlog. Schedule 5.28 sets forth, truly and accurately, the backlog of orders for the products and services of the Company as of June 1, 2008. The backlog is based on valid and existing orders received from customers of the Company. None of the orders included in the backlog have been cancelled, and, to the Knowledge of the Sellers, no customer is intending to cancel any of such orders.

5.29. Disclosure. The representations and warranties contained in this Article V (including the Schedules and exhibits hereto) do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such representation and warranty, to make such representations and warranties not misleading.

5.30 Due Diligence Information.

(a) The Due Diligence Information described in Schedule 5.30 has been compiled in good faith with a view to create a true, accurate and fair portrait of the Company and its prospects and to reflect the Sellers’ Knowledge that there are no facts and circumstances relating to the affairs of the Company that have not been disclosed to the Purchaser and which, if disclosed, would reasonably be expected to influence the decision of a prudent purchaser to purchase the Shares on the terms or for the purchase price set forth in this Agreement.

(b) The Purchaser and its representatives and advisors have conducted a due diligence review of the Company and have been provided with, and have had the opportunity to review, the Due Diligence Information. The Purchaser shall not be entitled to bring an indemnification claim against the Sellers based on a breach of any of the Sellers’ representations in this Article V, and the Sellers shall not be obliged to be liable for such a claim, if, on the basis of the Due Diligence Information, the Purchaser, at the time of Closing, had knowledge that the representation on which such claim is based, was untrue or inaccurate in the manner and to the extent claimed by the Purchaser in its claim for indemnification.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

6.1. Organization and Qualification. Purchaser is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own and operate its properties and to carry on its businesses as now being conducted. Purchaser is duly qualified or licensed to do business in those jurisdictions in which the property owned or operated by it makes such qualification or licensing necessary.

6.2. Authority Relative to this Agreement. Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid, legal and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

6.3. Consents and Approvals; No Violations. Neither the execution and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser or any of the terms or provisions of any Contract to which Purchaser is a party or (ii) violate any applicable laws binding on Purchaser except for breaches or defaults which would not have a material adverse effect on Purchaser or an adverse effect on the ability of Purchaser to enter into its obligations under this Agreement or any of the Related Documents.

ARTICLE VII
COVENANTS

7.1. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable best efforts to take or cause to be taken all actions reasonably necessary under applicable laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purpose of this Agreement then the Sellers and proper representatives of the Purchaser, as the case may be, shall take all such necessary action.

7.2 Tax Matters. The Purchaser shall have control over the Audit of any Tax Return of the Company for any period (or portion thereof) ending on or before the Closing Date at the Sellers’ expense; provided, however, that the Purchaser shall not compromise, settle or otherwise resolve any such Audit without the prior written consent of the Sellers (which consent shall not be unreasonably withheld). The Sellers shall cooperate with the Purchaser with respect of any such Audit. For purposes of this Section 7.2, “Audit” shall mean any audit, examination or investigation of a Tax Return or with respect to Taxes, including any appeal therefrom and any litigation before any Governmental Authority relating thereto.

7.3. Access to Books and Records of the Company. After the Closing Date, the Purchaser shall permit the Sellers and their representatives reasonable access, during normal business hours without unreasonably interfering with the operations of the Company, to relevant books, records, contracts and documents of or pertaining to the Company and shall cooperate with the Sellers in connection with tax audits and investigations of the Sellers conducted by any Governmental Authority, and the preparation of Tax Returns by the Sellers relating to periods of time prior to the Closing Date. The Sellers will keep strictly confidential all such material and information that it receives from the Company and will not use such information except in connection with Audits, investigations and other tax related matters.

7.4. Confidentiality.

(a)  For the duration of seven (7) years from the Closing Date or such longer period as may be prescribed in the Sellers Employment Agreements, the Sellers will keep secret and not otherwise use for their own benefit or the benefit of any Person all confidential information of the Company and its Businesses (to the extent the relevant circumstances are not publicly known or no statutory obligation for publication exists).

(b)  The Parties will keep strictly confidential all knowledge received in the context of the negotiation and the conclusion of this Agreement about each other and the respective related companies and will not disclose such knowledge to any third Person, except if such disclosure is absolutely required by law.

7.5 Company Documents. The share register shall be delivered to the Purchaser on or before the Closing, and the complete and correct minutes from shareholders’ meetings and meetings of the board of directors, financial and other corporate records of the Company shall be transferred to the Purchaser by the Sellers on or before the Closing Date.

ARTICLE VIII
NON-COMPETITION; NON-SOLICITATION

8.1. Non-Competition and Non-Solicitation

(a) Each of the Sellers agrees that in consideration of the payments made to him (or the Habinc Group) in connection with the sale of the Shares pursuant to this Agreement, for a period commencing on the Closing Date and continuing, at a minimum, until the longer of (A) four (4) years from the Closing Date or (B) twenty-four (24) months from the termination of his employment with the Company (the “Sellers’ Restricted Period”), he shall not, directly or indirectly, without the prior written consent of the Purchaser (A) offer or sell any products or services, or participate in any business which offers or sells any products or services, which compete in any geographic area of the Territory (as defined in Section 8.1(c) below) with the products or services offered or sold by the Company now or in the future, or (B) induce or attempt to induce, directly or indirectly, any customer of the Company to cease doing business, in whole or in part, with the Company or solicit the business of any such customer for any products or services which compete with any of the products or services offered or sold by the Company. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, consultant, advisor, agent or representative or having a direct or indirect interest in the business as a shareholder, partner, joint venturer or any other financial interest.

Nothing herein shall preclude the Company at any time after the Closing Date from electing, in its sole discretion, to reduce or eliminate the restriction in this Section 8.1(a) with respect to any one or more of the Sellers who are then currently employed by the Company.

(b) Each of the Sellers agrees that, in consideration of the payments to him (or the Habinc Group) in connection with the sale of his Shares pursuant to this Agreement, for the Seller’s Restricted Period he shall not, either on his own account or for any Person, solicit, interfere with, or endeavor to cause any employee of the Company to leave his employment or induce or attempt to induce any such employee to breach his employment agreement with the Company.

(c) For purposes of this Article VIII, a “Territory” shall mean Europe, the United States and any other country or place where the Company is engaging or has engaged in business in any material respect at any time during the Sellers’ Restricted Period.

(d) Each of the Sellers acknowledges that both the geographic scope and length of the restrictions imposed on him hereunder are fair and reasonable in the circumstances and are necessary and fundamental to the protection of the Business of the Company.

8.2 Remedies. Each of the Sellers agrees that if he contravenes the prohibitions contained in Sections 8.1(a) or 8.1(b), he shall pay as a penalty for each such violation an amount equal to the sum of $250,000 USD, and that if, as a consequence of the violation of such prohibitions, the Losses suffered by the Company exceed such penalty, the Purchaser and the Company shall be entitled, pursuant to the provisions of Article IX hereof, to recover additional compensation from the Sellers involved equal to such excess amount.

8.3. Injunctive Reliefs. Each of the Sellers acknowledges that the covenants contained in this Article VIII are a material and necessary inducement for the Purchaser to agree to the transactions contemplated hereby, that the Sellers have realized significant monetary benefit from these transactions, that violation of any of the covenants contained in this Article VIII will cause irreparable and continuing damage to the Purchaser, that the Purchaser shall be entitled to seek injunctive reliefs from any court of competent jurisdiction restraining any further violation of such covenants, and that such injunctive reliefs shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled as set forth in Section 8.2 or otherwise.

8.4. Severability. In case any of the terms or provisions contained in this Article VIII shall for any reason be held invalid, illegal or unenforceable, it shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted to the extent required by applicable laws, and such modification or deletion shall not affect the validity of the other terms or provisions of this Article VIII. In addition, if any of the restrictions contained in this Article VIII shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the Parties contemplate and agree that such restrictions shall be modified and shall be enforced to the full extent compatible with applicable laws.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS & WARRANTIES;
INDEMNIFICATION

9. Survival of Representations and Warranties; Indemnification.

9.1. Survival of Representations and Warranties. Except as otherwise expressly provided in this Agreement, all representations and warranties made hereunder or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until two (2) years following the Closing Date, except that the representations and warranties contained in: (a) Section 5.4 shall continue indefinitely; (b) Section 5.7 shall continue until three months after the date such Tax has been finally and irrevocably determined; (c) Section 5.16 shall continue for a period of four (4) years from the Closing Date; and (d) Section 5.15 shall continue for a period of six (6) years from the Closing Date; provided, however, that, in each case, any such representation or warranty as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

9.2. Survival of Covenants and Agreements. Except as expressly provided in this Agreement, all covenants and agreements made hereunder or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing indefinitely, limited only by the applicable statutes of limitation governing the assertion of a claim for a breach thereof.

9.3. General Indemnification by Sellers. Subject to Section 9.9 hereof, the Sellers, jointly and severally, agree to indemnify and hold harmless the Company and the Purchaser, and their respective successors and assigns from and against any Losses, including, where applicable, interest thereon determined at the Applicable Rate calculated from the earliest date permitted under applicable law until the date of payment, which are caused by or arise out of: (a) any breach or default in the performance by the Sellers of any covenant or agreement of the Sellers contained herein or in any document delivered pursuant hereto; (b) any breach of warranty or representation made by the Sellers contained herein, or in any document delivered pursuant hereto, without regard to materiality other than under Section 5.11, and (c) any and all actions, suits, proceedings, claims, demands, judgments, reasonable costs and expenses (including reasonable legal fees) incident to any of the foregoing. To the extent that the Company or the Purchaser receives an indemnification under any insurance policy, any amount to which the Purchaser or the Company otherwise would be entitled hereunder shall be reduced accordingly by the amount of such insurance indemnification payment.

9.4 General Indemnification by Purchaser. Subject to Section 9.9, Purchaser agrees to indemnify and hold harmless the Sellers and their respective heirs, successors and assigns from and against any Losses including, where applicable, interest thereon determined at the Applicable Rate calculated from the earliest date permitted under Applicable Law until the date of payment, which are caused by or arise out of: (a) any breach or default in the performance by Purchaser or the Company of any covenant or agreement of the Purchaser contained herein or in any certificate or instrument delivered pursuant hereto; (b) any breach of warranty or representation made by Purchaser contained herein or in any certificate or instrument delivered pursuant hereto; and (c) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing. To the extent that the Sellers receive an indemnification under any insurance policy, any amount to which the Sellers otherwise would be entitled hereunder shall be reduced accordingly by the amount of such insurance indemnification payment

9.5. Specific Indemnification by Sellers. Subject to Section 9.9 to the extent applicable, the Sellers shall indemnify and hold harmless the Purchaser and the Company from and against any and all Losses incurred or suffered by the Purchaser or the Company as a result of, or which relate to, or arise from, any of the following:

(a) any Liabilities arising out of, or relating to, the resignation of Edwin Catovic and the sale of his equity interest in the Company in connection therewith; and

(b) any Tax or other Liabilities arising out of, or relating to, any transfers of the Shares by any of the Sellers to Persons owned or controlled by them.

9.6. Procedure; Notice of Claims.

(a) Any indemnified party (the “Indemnified Party”) seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement or document executed in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any legal action by or against a third party as to which indemnification will be sought shall be given promptly after the action is commenced; and provided further that failure to give such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) The Indemnifying Party shall have thirty (30) days after the giving of any Claim Notice pursuant hereto (the “Waiting Period”) to (i) agree to the amount or method of determination of the claim set forth in the Claim Notice and to the payment of such amount to the Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees (and the reasons therefor) with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). If the Indemnifying Party and the Indemnified Party are unable to reach an accord regarding all of the claims asserted in the Claim Notice within thirty (30) days after the Indemnified Party’s receipt of the Dispute Notice (the “Negotiation Period”), the Indemnified Party may commence such action as it deems appropriate to enforce the indemnification obligation of the Indemnifying Party pursuant to the provisions of this Article IX subject to Section 11.5 of this Agreement. The failure to file a Dispute Notice within the time permitted shall be deemed to constitute an acknowledgement by the Indemnifying Party of its acquiescence to the amount and method of determination of the claim in the Claim Notice.

9.7. Procedure - Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third party (“Third Party Claim”), such Indemnified Party will, if a claim for indemnification is to be made against an Indemnifying Party, provide to the Indemnifying Party written notice of the commencement of such claim (together with copies of any legal papers served), provided, however, that the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced by such failure.

(b) The Indemnified Party shall take such action, at the Indemnifying Party’s expense, as the Indemnifying Party may reasonably request to avoid dispute, or appeal, settle or defend such Third Party Claim; provided, however, that the Indemnified Party shall not, and shall use commercially reasonable efforts to procure that the Company shall not, accept or pay or settle or make any submission in respect of such claims, without the Indemnifying Party’s prior consent thereto, which shall not be unreasonably withheld.

(c) Provided that it acknowledges in writing its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim at its expense, provided that (x) in the reasonable judgment of the Indemnified Party, the Indemnifying Party has adequate resources to undertake such defense and satisfy any indemnifiable Losses arising from such Third Party Claim and (y) the selection of counsel is approved by the Indemnified Party, which approval will not be unreasonably withheld. If the Indemnified Party determines that the Indemnifying Party does not have adequate resources or the Indemnifying Party fails to make such an election within twenty (20) days after it receives notice pursuant to Section 9.7(a), the Indemnified Party shall have the right to defend such Third Party Claim at the expense of the Indemnifying Party. The Indemnified Party, at its own expense, shall have the right to retain its own counsel and participate in the defense of a Third Party Claim defended by the Indemnifying Party.

(d) If the Indemnifying Party assumes the defense of a Third Party Claim, (A) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent which will not be unreasonably withheld, unless (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) the compromise or settlement includes a complete release of the Indemnified Party, and (iii) there is no finding or admission of any violation of law or any violation of the rights of any Person by the Indemnified Party.

(e)  Notwithstanding the foregoing, if a remedy sought under a Third Party Claim is for injunctive or other non-monetary relief for which an Indemnified Party may be liable, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend or settle such proceeding at the Indemnifying Party’s cost and expense; provided, however, such Third Party Claim may not be settled without the Indemnifying Party’s consent, which will not be unreasonably withheld.

(f)  With respect to any obligations of an Indemnifying Party and an Indemnified Party which arise pursuant to the provisions of this Article IX, the Indemnifying Party and the Indemnified Party agree to cooperate with each other as reasonably requested by the other.

9.8   Remedies. Except as otherwise may be provided in this Agreement, the sole and exclusive remedy of the parties for breach of representations and warranties contained in Articles V and VI of this Agreement shall be restricted to the indemnification rights set forth in this Article IX. Accordingly, the parties agree that the Swedish Sale of Goods Act (1990.931) shall not apply to this Agreement, and, except as otherwise provided in this Agreement, a deduction of the Purchase Price is the only consequence that can be claimed by the Purchaser due to the Sellers’ breach of the representations and warranties in Article V of this Agreement.

9.9. Certain Limitations.

(a) Each Party’s aggregate liability for indemnification for the breach of any representation or warranty made in this Agreement or in any Related Document shall not exceed an amount equal to fifty (50%) percent of the Purchase Price paid by the Purchaser including the amount of Earn Out Payments which the Sellers have earned and otherwise would be entitled to be paid (the “Liability Cap”), with the exception of Section 5.7 (Taxes) where the Sellers’ liability is limited to the total Purchase Price.

(b) The Sellers shall not be liable for Losses under Section 9.3 (b) unless and until such Losses exceed $200,000 USD, in the aggregate, without taking into account materiality other than under Section 5.11 (the “Sellers Basket Amount”), it being understood that once the amount of the Loss (or Losses) equals or exceeds the Seller Basket Amount, the Purchaser shall be entitled to be indemnified on a dollar for dollar basis for the full amount of the Loss including the Sellers Basket Amount. For the avoidance of doubt, the Sellers Basket Amount shall not apply to any claims for indemnification other than those pursuant to Section 9.3(b), including the breach or non-fulfillment of any covenant in this Agreement or any other breach of this Agreement that is not a breach of the representations and warranties in Article V, and any claims for indemnification pursuant to Section 9.5. No individual claim for indemnification under Section 9.3 (b) shall be valid and assertable unless it is for an amount in excess of $20,000 USD; provided, however, that to the extent that individual claims are related to one another, they may be aggregated for the purposes of meeting such $20,000 threshold.

(c) The Purchaser shall not be liable for Losses under Section 9.4(b) unless and until such Losses exceed $200,000 in the aggregate (the “Purchaser Basket Amount”), it being understood that once the amount of the Loss (or Losses) equals or exceeds the Purchaser Basket Amount, the Sellers Indemnified Parties shall be entitled to be indemnified on a dollar for dollar basis for the full amount of the Loss, including the Purchaser Basket Amount. For the avoidance of doubt, the Purchaser Basket Amount shall not apply to any claims for indemnification other than those pursuant to Section 9.4(b), including the breach or non-fulfillment of any covenant in this Agreement or any other breach of this Agreement that is not a breach of the representations and warranties in Article VI.

(d)  It is agreed that for the purpose of making a claim for indemnification, the expiration of any one survival period, as set forth in Section 9.1, of certain representations and warranties, shall not affect the ability to make any claim for indemnification hereunder under any other representations and warranties still surviving; provided, however, that no Party shall be entitled to make a claim for indemnification more than once on account of the same facts and circumstances.

ARTICLE X
SETTLEMENT OF CLAIMS AND ESCROW

10.1.  Priorities of Payment. Compensation for a claim by the Purchaser or the Company for breach of any of the warranties, covenants or agreements made or to be performed by the Sellers under this Agreement, shall be paid as follows: first, from the Escrow Account in accordance with the Escrow Agreement; second, should the amount available in the Escrow Account not be sufficient to settle the entire Loss due by the Sellers to the Purchaser Indemnified Parties, then by way of offset against any Earn Out Payments that the Sellers already have earned and are then actually entitled to but are not yet paid; and third, if there is still a deficiency, the Sellers shall pay the remainder of such Loss directly to the Purchaser upon demand.

10.2. Escrow Claim Payments.

(a) If the Purchaser has asserted a claim in accordance with Section 9.6 above that is agreed to or not timely disputed by the Sellers, the Purchaser and the Sellers shall upon the sooner of such agreement or within five (5) Business Days following the elapse of the Waiting Period, jointly instruct the Escrow Agent to pay the amount of such claim to the Purchaser (together with the interest that has accrued on such amount during the period it has been deposited on the Escrow Account) to the extent requisite funds are available in the Escrow Account to cover such claim and interest.

(b)  The Escrow Agent shall be entitled to act in accordance with any award made and entered by the Arbitration Tribunal which determines those of the Purchaser’s claims that have been disputed by the Sellers, and to authorize the making or withholding of the Escrow Account in accordance therewith. If Purchaser and Sellers should settle or resolve, in whole or in part, the dispute with respect to such claim or claims, a memorandum setting forth such accord shall be prepared and signed by each of the Parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and to distribute or deliver the Escrow Account in accordance with the terms thereof.

10.3 Outstanding Claims. Once asserted, a claim shall be deemed to be an “Outstanding Claim” until finally resolved in accordance with the terms of this Agreement.

10.4 Distributions Out of the Escrow Account.

(a) Upon the first anniversary of the Closing Date (the“First Distribution Date”), the Purchaser and the Sellers shall jointly instruct the Escrow Agent to release and return promptly to the Sellers in accordance with the Sellers’ Allocations, that amount of the Escrow Account which reduces the Escrow Account then to be held by the Escrow Agent to $2,500,000 USD plus such additional amounts as may be reasonably required to satisfy all of the Sellers’ liability in respect of any Outstanding Claims. If, on the First Distribution Date, the balance of the Escrow Account is less than the amount calculated pursuant to the preceding sentence, no distribution to Sellers shall be made.

(b) After the elapse of eighteen (18) months from the Closing Date, (the “Second Distribution Date”), the Purchaser and the Sellers shall jointly instruct the Escrow Agent to release and return promptly to Sellers in accordance with the Sellers’ Allocations, that amount of the Escrow Account which reduces the Escrow Account then to be held by the Escrow Agent to $1,250,000 USD plus such additional amounts as may be reasonably required to satisfy all of the Sellers= liability in respect of any Outstanding Claims. If, on the Second Distribution Date, the balance of the Escrow Account is less than the amount calculated pursuant to the preceding sentence, no distribution to Sellers shall be made.

(c) Upon the elapse of twenty-four (24) months from the Closing Date, the Purchaser and the Sellers shall jointly instruct the Escrow Agent to pay to the Sellers that amount of the remaining portion of the Escrow Account in excess of such amount as may be required to satisfy all of the Sellers= liability with respect to any Outstanding Claims. As soon as all Outstanding Claims have been resolved, the Purchaser and the Sellers shall jointly instruct the Escrow Agent to pay to the Sellers according to the Sellers’ Allocations, the remaining portion of the Escrow Account not required to satisfy the Sellers= liability under Article IX.

10.5. Purchaser’s Right of Offset. The Purchaser always shall have the right to withhold and then set-off against any Earn Out Payments payable or to be paid to Sellers, the amount of any valid claim for indemnification asserted by the Purchaser to the extent that such claim exceeds the amount of the balance in the Escrow Account.

ARTICLE XI
MISCELLANEOUS

11.1. Entire Agreement; Assignment; Amendments and Waivers.

(a) This Agreement and the Related Documents (together with all documents referencing to or referred to in it or otherwise executed at the Closing Date in relation hereto) constitute the entire agreement between the Parties in relation to its subject matter and replaces and extinguishes all prior agreements between the Parties with respect to such subject matter.

(b) Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party.

(c) This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

11.2. Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable by a Governmental Authority, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

11.3. Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Purchaser:	Aeroflex Incorporated
Att: Leonard Borow, President and CEO
35 South Service Road
PO Box 6022
Plainview, New York 11803
Telecopier: (516) 694-0658

with copies to:	Moomjian, Waite, Wactlar & Coleman, LLP
Attn: Edward S. Wactlar, Esq.
100 Jericho Quadrangle
Jericho, York, NY 11753
Telecopier: (516) 937-5050

Mannheimer Swartling Advokatbyrå AB
Attn: Johan Ljungberg
Box 2235,
SE-403 14 Göteborg
Sweden
Telecopier: +46 31-355 16 01

if to Sellers:	Jiri Gaisler
Molinsgatan 19
41133 Gothenburg
Sweden

Per Danielsson
Första Långgatan 6
41303 Gothenburg
Sweden

Aktiebolaget Grundstenen 121346 changing name
to Habinc Invest AB
Bassåsv’gen 24
43655 Hovås
Sweden

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11.4.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Sweden, without regard or giving effect to the principles of conflicts of law thereof.

11.5.  Disputes. Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with the said Rules; provided, however, that any disputes arising under Sections 3.2 or 3.3 shall be settled by only one (1) arbitrator pursuant to, and using, the Simplified Procedure of such Rules. The place of arbitration shall be Stockholm, Sweden, and the language of the proceedings shall be in English. Nothing herein shall prevent either Party from seeking injunctive relief or specific performance from any court of competent jurisdiction as contemplated by the terms of this Agreement, and/or otherwise as necessary to obtain execution of any arbitration decision or award.

11.6. Expenses. All fees and expenses, including but not limited to legal fees and expenses, incurred by a Party in connection with the negotiations, preparation, execution and implementation of any documents necessary to give effect to the matters which are intended to take place under the terms of this Agreement and the Related Documents shall, unless otherwise agreed in writing, be borne by the incurring Party.

11.7. Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the right of any other to seek the issuance of injunctive relief by any Governmental Authority having competent jurisdiction to compel performance of such Party’s obligations and to the granting by any such Governmental Authority of the remedy of specific performance of its obligations hereunder.

_________________

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AEROFLEX INCORPORATED	Aktiebolaget Grundstenen 121346 changing name to Habinc Invest AB

By:	/s/ Charles Badlato	/s/ Sandi Habinc
Name:	Charles Badlato	By:	Sandi Habinc
Title:	VP-Treasurer

/s/ Per Danielsson	/s/ Sandi Habinc
Per Danielsson	Sandi Habinc

/s/ Jiri Gaisler
Jiri Gaisler